Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedules of Xcel Energy Inc. and subsidiaries and the effectiveness of Xcel Energy Inc. and subsidiaries’ internal control over financial reporting dated February 19, 2016, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2015 and our reports relating to the financial statements of the Xcel Energy 401(k) Savings Plan, New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, and the New Century Energies, Inc. Employees’ Savings and Stock Options Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees dated June 27, 2016, appearing in the respective Annual Reports on Form 11-K for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

August 30, 2016